Exhibit 99.1
DELTA PETROLEUM CORPORATION
Daniel Taylor, Chairman
Carl Lakey, CEO
Kevin Nanke, Treasurer and CFO
Broc Richardson, V.P. Corporate Development and IR
370 17th Street, Suite 4300
Denver, Colorado 80202
For Immediate Release
DELTA PETROLEUM CORPORATION ANNOUNCES ITS TRANSFER TO THE NASDAQ CAPITAL MARKET
     DENVER, Colorado (January 31, 2011) — Delta Petroleum Corporation (the “Company” or “Delta”) (NASDAQ Global Market: DPTR), an independent oil and gas exploration and development company, announced today that NASDAQ has approved its request to transfer to The NASDAQ Capital Market from The NASDAQ Global Market. The transfer will take effect at the opening of business on February 1, 2011.
     The transfer of Delta’s common stock to the NASDAQ Capital Market from The NASDAQ Global Market should not have any effect on a shareholder’s ability to buy or sell its shares of Delta.
     In transferring to the Capital Market, it is expected that Delta will have an additional 180 days to regain compliance with NASDAQ’s requirement that its minimum bid price be at least $1.00.
ABOUT DELTA PETROLEUM
     Delta Petroleum Corporation is an oil and gas exploration and development company based in Denver, Colorado. The Company’s core areas of operations are in the Rocky Mountain region, where the majority of its operated properties and long-term growth prospects are located. Its common stock is currently listed on the NASDAQ Global Market System under the symbol “DPTR.” As of February 1, 2011 its common stock will be listed on the NASDAQ Capital Market System. Its symbol will remain “DPTR.”
FORWARD-LOOKING STATEMENTS
     Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, the shareholders ability to buy or sell shares of Delta and expectations about the Company’s compliance with NASDAQ rules. Readers are cautioned that all forward-looking statements are based on management’s present expectations, estimates and projections, but involve risks and uncertainty, including without limitation, uncertainties in the Company’s ability to obtain additional funding, its ability to successfully execute on its business plan, downward fluctuations in commodity prices, the cost and availability of third party services, as well as general market conditions and competition. Please refer to the Company’s report on Form 10-K for the year ended December 31, 2009 and subsequent reports on Forms 10-Q and 8-K as filed with the Securities and Exchange Commission for additional information. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
     For further information contact the Company at (303) 293-9133 or via email at investorrelations@deltapetro.com.
SOURCE: Delta Petroleum Corporation